UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	October 16, 2008

Gehl Company
(Exact name of registrant as specified in its charter)

Wisconsin	01-33504	39-0300430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

143 Water Street, West Bend, Wisconsin 53095
(Address of principal executive offices, including zip code)

(262) 334-9461
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2008, Gehl Company (the “Company”) entered into a Limited Duration Waiver with a majority of the banks party to the Credit Agreement, dated October 17, 2006, among the Company, Compact Equipment Attachments Inc., Gehl Power Products, Inc., Mustang Manufacturing Company, Inc., the lenders from time to time party thereto and Bank of Montreal, as administrative agent (the “Credit Agreement”). Under this waiver agreement, the banks waived defaults that might otherwise occur under the Credit Agreement, as a result of (i) the tender offer whereby Tenedor Corporation (“Purchaser”) is offering to purchase, at a price of $30.00 net per share in cash without interest thereon and less any required withholding taxes, all outstanding shares of common stock, par value $0.10 per share, of the Company on the terms and subject to the conditions specified in the Offer to Purchase, dated September 7, 2008, and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”), (ii) the proposed merger of Purchaser with and into the Company (the “Merger”) pursuant to that certain Agreement and Plan of Merger, among Manitou BF S.A. (“Parent”), Purchaser and the Company (the “Merger Agreement”) and/or (iii) the incurrence by the Company of certain indebtedness in connection with the Offer and the Merger. The banks granted this waiver for a limited period of time, from October 17, 2008 to December 1, 2008. As conditions for obtaining this waiver, (i) the Company will not pay any dividends or other distributions during the waiver period, except for equity payments required in connection with the Offer and/or the Merger, (ii) the Company will not exercise any rights to increase the size of the credit facility during the waiver period, and (iii) the Company agreed to certain changes in the calculation of the interest rate payable on loans made under the Credit Agreement. During the period of time that this waiver is in effect, the interest rate spread that is used for loans bearing interest at the prime commercial rate will be increased to the same spread that is used for loans bearing interest at LIBOR. In addition, the definition of the prime commercial rate will be changed to be the greatest of (i) the prime rate announced by Bank of Montreal (as administrative agent) from time to time, (ii) the federal funds rate plus 0.50% per annum, and (iii) the 1 month LIBOR rate. The Company also agreed to pay a contingent waiver fee to the banks in the amount of 0.10% of the loan commitments of the banks that agree to the waiver. This fee will be payable on December 1, 2008, unless on or prior to that date the Company and the banks enter into another amendment, waiver or other modification of the Credit Agreement that permanently waives the defaults described above.

On October 16, 2008, the Company obtained a letter from JPMorgan Chase Bank, N.A., as agent (the “Agent”) under the Company’s existing asset securitization facility (the “2006 Securitization Facility”), acknowledging the change in control of the Company that may occur as a result of the Offer and/or the Merger, and the amortization event that would occur as a result of such change in control under the terms of the 2006 Securitization Facility, and indicating that the Agent and the purchasers under the 2006 Securitization Facility would continue, as an interim matter, to allow further sales by the Company of retail and fleet installment sale contracts into the 2006 Securitization Facility until the Agent advises the Company otherwise. The Agent reserves the right, on behalf of itself and such purchasers, to exercise at any time any right, power or remedy available to it under the 2006 Securitization Facility.

On October 20, 2008, the Company and Gehl Receivables II, LLC executed waiver letters in which they agreed to waive any rights or remedies they may have under the intermediate sale agreements relating to the 2006 Securitization Facility resulting from any change in control of the Company caused by the Offer and/or the Merger.

Item 8.01	Other Events.

On September 17, 2008, Parent and Purchaser filed a notification with respect to the Offer and the Merger with the German Federal Cartel Office (the “FCO”) in accordance with the German Act against Restraints of Competition. On October 17, 2008, the FCO notified Parent and Purchaser that it had concluded its review of the transactions and provided clearance to proceed with the Offer and the Merger. Accordingly, the condition to the Offer that any consents, approvals and filings required by the FCO in respect of the transactions contemplated by the Merger Agreement shall have been obtained or made and any applicable waiting periods have expired or been terminated has been satisfied.

With the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, at 11:59 p.m., New York City time, on October 3, 2008 and having received the consent of the FCO on October 17, 2008, all of the conditions to the Offer with respect to antitrust approvals have been satisfied. The Offer remains subject to the satisfaction of all other closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEHL COMPANY

Date: October 20, 2008	By:	/s/ James J. Monnat
James J. Monnat
Vice President and Treasurer

4